雷 REDINHA
華 VARELA
吳 NG
律師事務所 LAWYERS

Re: ZENTA GROUP COMPANY LIMITED

Dear Sir/Madam:

We are acting as Macau legal advisors to ZENTA GROUP COMPANY LIMITED, an exempted company incorporated with limited liability in the Cayman Islands (the "Company"), in connection with the filing by the Company with the United States Securities and Exchange Commission ("SEC") of an annual report on Form 20-F for the year ended 30 September 2025 (the "Annual Report").

We hereby consent to the reference to our firm under the heading "Item 3. KEY INFORMATION—Permission Required from Macau and Chinese Authorities"; "Item 3.D. Risk Factors"; "Macau's arrangement for the reciprocal enforcement of judgments with the U.S." ; "Regulations Related to our Business Operations in Macau" and "6.E. Share Ownership - Macau" in the Annual Report, and further consent to the incorporation by reference of the summaries of our opinions that appear in the Annual Report into the Registration Statement on Form F-1 (File No. 333-284140), as amended.

We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Sincerely yours, Redinha Varela Ng Lawyers

By: __/s/ Pau Man Kit ______

Name: Pau Man Kit

Title: Office Manager

Dated: 19/1/2026

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